Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 22, 2006, in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of AeroVironment, Inc. filed with the Securities and Exchange Commission on September 28, 2006.
/s/ ERNST & YOUNG, LLP
Los Angeles, California
September 26, 2006